Exhibit 99.1

Ampio Pharmaceuticals, Inc. Receives Approval to List on the NASDAQ Capital Market

GREENWOOD VILLAGE, Colo., May 17, 2011 /PRNewswire/ — Ampio Pharmaceuticals, Inc. (OTC Bulletin Board: AMPE)(“Ampio” or the “Company”), a clinical stage developer of new uses for previously approved drugs and new molecular entities (“NMEs”), announces that its common stock has been approved for listing on the NASDAQ Capital Market. The shares are scheduled to trade under the ticker symbol “AMPE” and the Company understands that trading will commence on that market in the coming days.

“The Company is pleased to make the transition to NASDAQ and raise our profile in the investment community,” commented Don Wingerter, Ampio’s chief executive officer. “We believe being listed on the Nasdaq Capital Market will provide Ampio with greater visibility, additional liquidity for our common stock, and opportunities to expand our investor base.” Pending the listing change, Ampio’s common stock will continue to trade on the OTC Bulletin Board.

About Ampio

The company is currently performing a phase II clinical trial for the treatment diabetic macular edema and is evaluating the data from a recently completed phase III clinical trial for the treatment of premature ejaculation. Ampio Pharmaceuticals, Inc. develops innovative proprietary drugs for metabolic disease, eye disease, kidney disease, inflammation, CNS disease, and male sexual dysfunction. By concentrating on development of new uses for previously approved drugs, approval timelines, costs and risk of clinical failure are reduced because these drugs have strong potential to be safe and effective while their shorter development times can significantly increase near term value. A key strategy includes actively exploring partnership, licensing and other collaboration opportunities to maximize Ampio’s product development programs. For more information about Ampio, please visit our website, www.ampiopharma.com.

Forward-Looking Statements

Ampio’s statements in this press release that are not historical fact and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include our expectation of commencing trading on the Nasdaq Capital Market in a timely manner. Forward-looking statements involve risks and uncertainties, such as unexpected delays in the listing process, changes in business conditions, and similar events. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including Ampio’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Contact:

Investor Relations

Ampio Pharmaceuticals, Inc.

303-418-1000

SOURCE Ampio Pharmaceuticals, Inc.